Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Current Report on Form 8-K/A of Xedar Corporation of our report dated April 26, 2007, relating to the audited balance sheets of Pixxures, Inc. as of December 31, 2006 and 2005, and the statement of operations, changes in redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years then ended.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

October 31, 2007
Denver, Colorado